Exhibit 10.28

Execution Copy
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”), made as of the 15th day of February, 2006, (the “Effective Date”), between United America Indemnity Group, Inc. (“UAIGI”) and Joseph Morris (the “Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is employed by Penn-America Group, Inc. and its insurance subsidiaries (“PNG”) pursuant to an executive employment agreement dated as of October 14, 2004 (the “Prior Agreement”);
     WHEREAS, Executive will resign from PNG effective as of the Effective Date in order to accept employment with UAIGI;
     WHEREAS, UAIGI is an indirect subsidiary of United America Indemnity, Ltd. (the “Company”) with the authority to enter into this Agreement and provide the services of the Executive to the Company as set forth herein;
     WHEREAS, Executive possesses knowledge and skills that will contribute to the success of UAIGI’s business;
     WHEREAS, UAIGI is prepared to employ Executive pursuant to the following terms and conditions; and
     WHEREAS, the recitals set forth above are hereby incorporated into and made a part of this Agreement.
     NOW, THEREFORE, intending to be legally bound, UAIGI agrees to employ Executive, and Executive hereby agrees to be employed by UAIGI, upon the following terms and conditions:
ARTICLE I
EMPLOYMENT
     1.01. Position and Duties. Executive is hereby employed by UAIGI to serve as the President of the Company. In such role he will also serve as President of UAIGI, and will use his best energies and abilities in the performance of his duties, related to and consistent with his positions, as may be assigned to him from time to time by the Board of Directors of the Company (or a committee thereof) (the “Board”) or the Board of Directors of UAIGI or the Chief Executive Officer of the Company and/or UAIGI (“CEO”). Executive’s duties shall include working with the Board and/or CEO in (i) overseeing the operations of the United America Insurance Group and Penn Independent Corporation and providing stewardship to the offshore operations of Wind River Insurance Company and Wind River Services, Ltd.

(collectively, “Wind River”) and the Company generally by attending regular meetings with the respective management of each operation, (ii) establishing and maintaining the strategic direction of and financial plans for UAIGI and the Company, (iii) communicating with shareholders and the investment community on all matters, including the direction and financial plans of UAIGI and the Company, and (iv) directly overseeing and managing the Company’s and UAIGI’s Chief Financial Officer, General Counsel and General Auditor and Wind River’s President(s). Executive may also provide services to affiliates of UAIGI from time to time, as requested by the Board.
     1.02. Term. This Agreement shall be effective as of the Effective Date. The initial term of this Agreement shall commence on the Effective Date and shall continue for an initial term (the “Initial Term”) of three years from the Effective Date. The Initial Term will extend automatically for one three-year period and then for consecutive one year periods thereafter (each such extension, an “Extension Term”) unless either Executive or UAIGI provides at least 90 days’ advance written notice prior to the expiration of the Initial Term or an Extension Term, as applicable, to the other stating that the term will not be extended.
     1.03. Compensation.
          1.03.1. Salary. Effective as of January 1, 2006, Executive’s annualized annual base salary shall be $400,000 (the “Annual Salary”), subject to applicable tax and payroll withholding, which may be adjusted upward or downward from time to time at UAIGI’s sole discretion, subject to the provisions of Section 2.06(iii). The base salary shall be payable in accordance with the Company’s generally applicable payroll practices and policies.
          1.03.2. Bonus Opportunity. Commencing as of January 1, 2006, Executive shall be eligible for an annual cash bonus to be awarded under the 2005 United America Indemnity, Ltd. Annual Incentive Awards Program, as such program is amended from time to time, or such program’s successor (the “Program”). Such bonus shall be based on achievement by the Company and its consolidated subsidiaries of certain “Operating Income” (defined as GAAP net income less after-tax extraordinary gains (losses) and after-tax investment gains (losses)) targets, as established by the Board in its sole discretion (the “Operating Income Bonus”). The Operating Income Bonus shall range from 37.5% of the Annual Salary if 85% of such targets are achieved to a maximum of 87.5% of the Annual Salary if 120% (or greater) of such targets are achieved. Achievement at 100% of such targets shall result in an award of 62.5% of the Annual Salary. Achievement between 85% and 100% of the targets shall result in an award determined on a straight-line basis between 37.5% and 62.5% of the Annual Salary, and achievement between 100% and 120% of the targets shall result in an award determined on a straight-line basis between 62.5% and 87.5% of the Annual Salary. Achievement of the Operating Income Bonus, and any adjustments relating thereto, shall be as determined by the Board in its sole discretion, and notwithstanding the foregoing, the Board shall reserve its right under the Program to change the Operating Income Bonus prospectively for periods not yet served by the Executive, provided that the Program as modified shall include targets and a bonus opportunity that shall provide the Executive with a reasonably equivalent bonus opportunity. Executive’s annual cash bonus with respect to 2005 performance of PNG, as provided under the Prior Agreement, shall be payable in 2006 in accordance with such agreement’s terms, as well as the terms of the applicable bonus program.

          1.03.3. Equity Compensation. Executive shall be eligible for two different equity compensation opportunities beginning in 2006, each of which shall be administered through the United America Indemnity, Ltd. Share Incentive Plan, as such plan is amended from time to time, or such plan’s successor. With respect to each accident year that Executive is employed pursuant to this Agreement, Executive shall be eligible for a grant of Class A common shares of the Company (“Shares”) equal to, at target achievement, 50% of the Annual Salary, based on whether the Company (and, for purposes of the targets described in this paragraph, its consolidated subsidiaries) achieves certain Operating Income targets with respect to such accident year as such targets are established by, and achievement is determined by, the Board in its sole discretion. Shares awarded pursuant to this paragraph shall be granted and vest in full as of March 1 of the fourth year following the relevant accident year (the “Grant Date”) if and only if (a) the Company’s Operating Income, as presented by the Company’s management and approved by the Board by March 1 of the year following the relevant accident year and as adjusted to reflect Tillinghast’s indicated point estimate as of December 31 of the third year following the relevant accident year, was at least 85% of target and no less than the Operating Income results for the relevant accident year originally reported by management, (b) Executive is employed by UAIGI or one of its affiliates or successors as of the Grant Date and (c) following the readjustment of the relevant accident year’s losses and loss adjustment expenses (including paid and estimated unpaid amounts) to Tillinghast’s indicated point estimate as of December 31 of the third year following the relevant accident year (as prepared by Tillinghast), such readjustment results in accident year losses and loss adjustment expenses with respect to such accident year which are no greater than those which were originally presented by the Company’s management and approved by the Board on or before March 1 of the year following such accident year. The number of Shares to be awarded to Executive pursuant to this paragraph, if any, shall be determined by the Board in its sole discretion following Tillinghast’s aforementioned determinations, as follows: (1) no Shares will be awarded if the Company’s achievement of the Operating Income targets is less than 85%; (2) Shares worth 30% of the Annual Salary shall be awarded if the Company’s achievement of the Operating Income targets is 85%; (3) Shares worth 50% of the Annual Salary will be awarded if the Company’s achievement of the Operating Income targets is Target or greater; and (4) the Company’s achievement of Operating Income targets between 85% and 100% shall result in an award of Shares worth between 30% and 50% of the Annual Salary, as determined on a straight-line basis. The price per Share as of December 31 of the relevant accident year shall be used in calculating the award of Shares hereunder; provided that to the extent that any additional portion of the Annual Salary becomes eligible for the award of Shares as a result of the favorable impact on Operating Income of the Tillinghast adjustments, the price per share as of the Grant Date shall be used with respect to Shares attributable to such increased portion. The Annual Salary used in making any determinations hereunder shall be the Annual Salary as of the last day of the relevant accident year. Any successor to UAIGI with respect to this Agreement shall be bound by the terms of this award. If Tillinghast is unable to perform the calculations hereunder, then the Board may select a comparable service provider with experience in the insurance industry to perfor m such calculations.
     Executive shall also be eligible for an award of restricted Shares on the basis of the Company’s return on equity (as determined by dividing the aggregate Operating Income of the Company and its consolidated subsidiaries by the Company’s “Average Shareholders’ Equity” (as defined below)) (“ROE”) for (a) 2006, (b) the two-year period ending December 31, 2007,

(c) the three-year period beginning on January 1, 2006 and (d) each three-year period beginning on each January 1 thereafter (each, a “ROE Measuring Period”). “Average Shareholders’ Equity” shall mean the quotient of (i) the sum of UAI’s shareholders’ equity on each of (A) the December 31 immediately prior to the ROE Measuring Period and (B) the last day of each calendar quarter within such ROE Measuring Period and (ii) the number of the measuring dates used in calculating the sum in subclause (i) (i.e., 5, 9 or 13 measuring dates). If the Company achieves a ROE in a ROE Measuring Period of 10%, 12% or 15%, then Executive shall be granted Shares with a value equal to 17.5%, 50% or 100% of the Annual Salary as of the March 1 following the ROE Measuring Period, respectively, subject to Executive being employed as of such date by UAIGI or one of its affiliates or successors as of such grant date. Achievement of ROE shall be determined by the Board in its sole discretion. Such award shall vest in three equal installments, with the first tranche vesting on January 1 of the year following the year in which the award is granted and the second and third tranches vesting on January 1 of each of the next two years, respectively, subject to Executive’s being employed by UAIGI or one of its affiliates or successors as of each such vesting date, provided that this condition shall be satisfied, and Executive will be permitted to continue to vest in the award, if Executive’s employment is terminated without Cause or for Good Reason (as both such terms are defined in Article II). The Annual Salary used in making any determinations pursuant to this paragraph shall be the Annual Salary as of the last day of the relevant ROE Measuring Period.
     The Company and its affiliates (including UAIGI) reserve the right to amend or substitute the foregoing plans for any fiscal years following 2006, prospectively for periods not yet served by the Executive, provided that to the extent that such plans are amended they shall include targets and a bonus opportunity that provides the Executive with a reasonably equivalent bonus opportunity. Executive shall remain entitled to receive a restricted share grant with respect to 2005 as further provided in the Prior Agreement and the terms of any applicable share incentive plan.
          1.03.4. Successful Integration Bonus. An integration bonus (the “Annual Integration Bonus”) shall be awarded to Executive on the basis of 2005 performance. The Annual Integration Bonus shall be equal to a whole number of the Shares equal to the quotient of $780,000 and $17.89 and shall be granted as of April 1, 2006. Half of the Annual Integration Bonus shall vest immediately upon grant (the “First Tranche”). The other half of the Annual Integration Bonus shall vest as follows:

April 1, 2007	20% of such Shares shall fully vest
April 1, 2008	20% of such Shares shall fully vest
April 1, 2009	60% of such Shares shall fully vest
In each case above, in order to vest in a particular tranche of Shares relating to the Annual Integration Bonus, Executive must either (a) be employed by UAIGI or one of its affiliates as of the relevant vesting date or (b) have been terminated without Cause or terminated Executive’s employment for Good Reason in accordance with Article II hereof prior to such vesting date.
     The Shares awarded pursuant to the foregoing sentences of this Section 1.03.4 shall otherwise be free of any and all restrictions on sale or resale, except as such sale or resale may be restricted under applicable securities laws and regulations. Notwithstanding any other provision of this Agreement to the contrary, the Shares paid in satisfaction of the First Tranche shall not be sold, transferred or otherwise disposed of by Executive for a period of eighteen (18) months following the payment of such shares, except to the extent necessary to satisfy any tax liability associated with such payment. There shall be no such restrictions on any Shares granted pursuant to the foregoing sentences of this Section 1.03.4 which are not part of the First Tranche.
     Executive shall be eligible for an integration award of Shares based on the compounded annual growth in the book value per share of the Company (“Book Value Growth”) in the event that a “Change in Control” (as defined below) occurs on or prior to December 31, 2010. For purposes of this paragraph, a “Change in Control” is a transaction or a series of related transactions such that, following such transaction(s), a person or entity, or a group of persons or entities acting in concert, unaffiliated with Fox Paine Capital International GP, L.P. controls shares representing more than fifty percent of the voting power of the Company. As soon as practical following a Change in Control, the Board shall determine Book Value Growth for the period beginning on January 1, 2006 and ending as of the date the Change in Control occurred (the “CiC Date”). Book Value Growth of at least 10% (but less than 12%) shall result in a preliminary determination of 25,000 Shares, at least 12% (but less than 13%) in 37,500 Shares, at least 13% (but less than 15%) in 50,000 Shares and 15% or more in 75,000 Shares. Such Share figure shall then be multiplied by a fraction, the numerator of which is the consideration provided to former Company shareholders in connection with the Change in Control and the denominator of which is the book value of the stake acquired of the Company, determined as of the CiC Date, by the unaffiliated persons or entities in connection with the Change in Control (the resulting figure, the “CiC Share Determination”). Executive shall then be awarded, and shall vest in full, in a number of Shares equal to the CiC Share Determination, subject to Executive being employed by UAIGI or one of its affiliates immediately prior to the Change in Control. Any calculation or determination pursuant to the foregoing shall be made by the Board in its sole discretion. For purposes of the foregoing, the book value of the Company as of December 31, 2005 was $17.51 per share. In the event that no Change in Control occurs on or prior to December 31, 2010, the Board may elect, in its sole discretion, to award Executive Shares in lieu of an award pursuant to the foregoing.
          1.03.5. Ownership Guidelines / Sale of Shares / Adjustment of Share Price. The Shares comprising Executive’s equity compensation under this Section 1.03 shall be subject to Stock Ownership Guidelines, as set forth in Exhibit A hereto. Executive may sell Shares in which he is vested in order to satisfy any corresponding tax liabilities. The Board may make any adjustments it deems appropriate in its sole discretion to adjust the number of Shares awarded to Executive pursuant to this Section 1.03.3 to account for share splits, share dividends, a Change in Control or a similar transaction affecting the Company’s capital structure.
     1.04. Benefits and Expenses.
          1.04.1. Benefits. Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans, including, but not limited to, any pension or retirement plan, savings plan, medical or health-and-accident plan, life and disability and other insurance plans or arrangements generally made available by UAIGI to its executives and key management employees as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

          1.04.2. Business Expenses. UAIGI shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as UAIGI may require in accordance with the generally applicable policies and procedures of the UAIGI.
ARTICLE II
TERMINATION
     2.01. Disability. If during the term of Executive’s employment, Executive is prevented from effectively performing the essential functions of his job, with reasonable accommodation (if such reasonable accommodation can be provided by UAIGI), for a period of 180 days within any twelve (12) month period by reason of illness or Disability, UAIGI, by written notice to Executive, may terminate Executive’s employment. Upon delivery to Executive of such notice, together with payment of any salary accrued under Section 1.03.1, any awarded but unpaid bonuses applicable to any prior period, and any other amounts as may be due under Sections 1.03 and 1.04 up to the date of termination, Executive’s employment and all obligations of UAIGI will terminate and this Agreement shall end. For purposes of this Agreement, “Disability” is defined as Executive being eligible for disability insurance benefits under UAIGI’s long term disability insurance policy, or in the absence of such disability insurance coverage, “Disability” shall be defined as the inability to provide the executive level services provided for hereunder, as determined by an outside physician selected by the Board.
     2.02. Retirement. This Agreement shall end, without notice to terminate being required, upon Executive’s voluntary election to retire at any time after Executive reaches age 65. Upon retirement, Executive’s employment shall terminate and Executive shall be entitled to payment of any salary accrued under Section 1.03.1, and any awarded but unpaid bonuses applicable to any prior period, together with any other amounts as may be due under Sections 1.03 and 1.04 up to the date of termination, following which all obligations of UAIGI will terminate.
     2.03. Death. If Executive dies during the term of his employment, Executive’s employment will terminate, the Agreement shall end, and all of UAIGI’s obligations, other than any obligations with respect to the payment of accrued but unpaid salary under Section 1.03.1, and any awarded but unpaid bonuses applicable to any prior period, together with any other amounts as may be due under Sections 1.03 and 1.04 up to the date of death, will cease.
     2.04. Termination For Cause. If UAIGI terminates Executive for Cause, this Agreement and all obligations of UAIGI shall terminate effective upon notice of termination for Cause, other than (x) any obligations with respect to the payment of accrued but unpaid salary under Section 1.03.1, (y) in the case of a termination under Section 2.04(i) only, certain Limited Severance Benefits (as provided in Section 3.07), and (z) any other amounts as may be due under Section 1.04 up to the date of termination. For purposes of this Agreement, “Cause” shall mean:

     (i) Executive’s failure to perform duties (other than as a result of incapacity as described in Section 2.01) in any material respect that remains uncured for 30 days after written notice thereof is given to Executive, to the extent that the Board reasonably determines such failure is curable;
     (ii) Executive’s willful misconduct or gross negligence or any material misrepresentation to the directors or officers of the Company or UAIGI (including any material misrepresentation made in this Agreement);
     (iii) Executive’s willful failure to conduct the business of the Company or UAIGI in accordance with the lawful directives of the Board or Company or UAIGI officers to whom Executive reports;
     (iv) any material breach by Executive of any of the covenants, terms or conditions of this Agreement that remains uncured for 30 days after written notice thereof is given to Executive, to the extent that the Board reasonably determines such failure is curable;
     (v) Executive’s engagement in conduct which is dishonest or disloyal, which has injured or would injure the business or reputation of the Company or otherwise adversely affects its interests in any material respect; or
     (vi) Executive’s engagement in fraud or embezzlement, or a good faith determination by the Board that Executive’s arraignment for a felony charge or other serious crime involving moral turpitude is based on facts and actions of Executive that are likely to result in the successful criminal prosecution of Executive and that such arraignment and prosecution would be likely to adversely affect the business, operations or prospects of the Company or its affiliates, or Executive’s plea of nolo contendere to a felony. This provision shall not apply to any arraignment, conviction or plea of nolo contendere to any traffic (driving) offenses.
          2.04.1. Any notice given by UAIGI under the subsections of Section 2.04 shall specifically state the manner in which Executive has not performed his duties, or has breached any of the covenants, terms or conditions of this Agreement, that the notice is given under this Section 2.04, and that failure to correct such breach will result in termination of employment under this Agreement. For the purpose of the above definition of Cause, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or UAIGI. Failure of the Company or Executive to achieve or satisfy any target, milestone or other performance goal or hurdle, in and of itself and without regard to any other factors, shall not be deemed Cause for termination under Sections 2.04(ii) through (vi) above.
          2.04.2. Notwithstanding the foregoing, termination by UAIGI for Cause shall not be effective until and unless a notice to terminate for Cause has been given by UAIGI within (i) 180 days after UAIGI learns of the act, failure or event constituting “Cause” under Section 2.04(i) (which is not cured by Executive within any time period permitted for such cure) or (ii)

90 days after UAIGI learns of the act, failure or event constituting “Cause” under any of Sections 2.04(ii)-(vi) (which is not cured by Executive within any time period permitted for such cure), and other than in connection with any activity by Executive that has been concealed or is of a fraudulent nature. If Executive has commenced arbitration in the manner prescribed in this Agreement within 15 days after receipt of such notice of termination, disputing UAIGI’s right under this Agreement to terminate for Cause, and the arbitrator shall thereafter have determined that Executive was not terminated for Cause, Executive shall be entitled, in addition to any amount otherwise due to Executive under this Agreement, to receive interest on any payments that should have otherwise been due him, commencing from the date of the notice of termination, at UAIGI’s then long term borrowing rate.
     2.05. Termination Without Cause. Executive’s employment is at-will, and this Agreement may be terminated at any time by UAIGI without Cause upon 30 days’ notice to Executive. If UAIGI terminates Executive without Cause hereunder, UAIGI shall pay to Executive accrued but unpaid salary under Section 1.03.1, together with any other amounts as may have been due and payable under Sections 1.03 and 1.04 up to the date of termination, any awarded but unpaid bonuses applicable to any prior period, together with Severance Benefits in accordance with Article III, and Executive shall be entitled to retain all restricted stock awards and options that were vested as of such termination date, and unless a longer period is otherwise provided for in the underlying award or plan or under any Company policy or applicable securities laws, shall have thirty (30) days from the date of such termination to exercise and/or sell such shares or options, subject to the length of the remainder of the applicable option term. Executive’s right to receive Severance Benefits listed in Section 3.05 or Limited Severance Benefits under Section 3.07 is subject to Executive’s complying with the obligations set forth in Section 3.02. UAIGI’s provision of written notice not to extend either the Initial Term or an Extension Term of this Agreement pursuant to Section 1.03 shall be deemed to be a termination of Executive by UAIGI without Cause hereunder.
     2.06. Executive Termination. Executive may terminate his employment with UAIGI with or without Good Reason following thirty days’ written notice to UAIGI. If Executive terminates his employment for Good Reason, this Agreement and all obligations of UAIGI shall terminate effective upon Executive’s provision of notice of termination, and Executive shall receive the same salary, benefits and Severance Benefits as would be provided or payable to him in connection with a termination without Cause under Section 2.05 hereof. For purposes of this Agreement, “Good Reason” shall mean:
(i)	an assignment to Executive of any duties or responsibilities that comprise a significant reduction or change by UAIGI (or its successor) in the nature or scope of the authority of, such duties or responsibilities assigned to or held by Executive as of the Effective Date; provided that (x) a good faith assignment by the Board to a position within the Company with similar responsibility, title and compensation is not considered to be Good Reason nor shall the hiring of a CEO of the Company or UAIGI constitute Good Reason and (y) a modification in the Executive’s Section 1.01(iv) oversight responsibilities in the context of an acquisition or other business transaction involving the Company or UAIGI shall not in and of itself constitute Good Reason so long as the Executive has been provided with other duties and oversight responsibilities that in the aggregate are comparable to those in effect for the Executive as of the Effective Date;
(ii)	any removal of Executive from the officer positions with the Company (or its successor) held by him as of the Effective Date; provided that (x) a good faith assignment by the Board to a position within the Company with similar responsibility, title and compensation is not considered to be Good Reason and (y) it shall not be considered Good Reason if the Executive ceases to hold the title of President of the Company because of material adverse effects on the tax strategies of the Company, and the Company and UAIGI have exercised reasonable efforts so as to permit the Executive to continue to perform at UAIGI or its affiliates the material duties otherwise associated with the position of President of the Company;

(iii)	a reduction by UAIGI (or its successor) and its subsidiaries in Executive’s base salary as of the Effective Date or, if greater, at any time thereafter;

(iv)	a transfer or relocation of the site of employment of Executive, without his express written consent, to a location more than 35 miles from the location of his principal place of business while employed by PNG immediately preceding the Effective Date; or

(v)	any failure of UAIGI to comply with and satisfy its material obligations under this Agreement (other than those specified in clauses (i) through (iv) above, as to which no notice and opportunity to cure shall be provided) that remains uncured for 30 days after written notice thereof is given to UAIGI.
ARTICLE III
SEVERANCE BENEFITS
     3.01. Benefits Payable Upon Termination without Cause, Non-Renewal or Termination for Good Reason. If, during the Initial Term or any Extension Term, (i) UAIGI terminates Executive without Cause, (ii) in connection with the expiration of the Initial Term or any Extension Term, UAIGI gives notice of non-renewal of this Agreement, or (iii) Executive terminates his employment for Good Reason, Executive shall be paid Severance Benefits, as hereafter defined, in addition to all other amounts payable to Executive as referenced in Section 2.05.
     3.02. Release/Compliance with Obligations. Notwithstanding the foregoing provisions, payment of Severance Benefits            or Limited Severance Benefits is conditioned upon Executive’s execution of the form of release in Exhibit B.
     3.03. Limitation on Payments. Notwithstanding anything to the contrary in this Agreement, in no event shall Severance Benefits be paid more than once to Executive under this Agreement.
     3.04. Timing of Payments. Severance Benefits shall be paid or provided in monthly installments, with the first monthly installment payable within 10 days after the release referenced in Section 3.02 becomes irrevocable; provided, however, that the portion of any Severance Benefits representing the pro-rated amount of any cash bonus or performance-based long-term equity compensation award shall not be paid until such amounts are otherwise normally payable pursuant to the plan or arrangement under which such amounts are paid.
     3.05. Severance Benefits. “Severance Benefits” means amounts and/or benefits as follows:
(i)	1.5 times either the Annual Salary set forth in Section 1.03.1 or, if greater, the Annual Salary as in effect immediately prior to Executive’s termination of employment, to be paid in equal monthly installments over an 18-month period;

(ii)	the pro-rated amount of any cash bonus which Executive otherwise would have received under the Program, as set forth in Section 1.03.2, for each whole or partial calendar quarter of employment during the partial year in which Executive’s employment is terminated, provided that any Company performance goals under the Program are achieved for the year in which termination of employment occurs;

(iii)	with respect to the opportunity set forth in the second paragraph of Section 1.03.3, the pro-rated amount of any performance based long-term equity compensation award which Executive would have otherwise received for each whole or partial calendar quarter of employment during the partial year in which Executive’s employment is terminated, provided that any Company performance goals with respect to such opportunity are achieved for the year in which termination of employment occurs;

(iv)	vesting of any awarded but unvested restricted stock and non-qualified stock options in accordance with the vesting schedule established in the applicable plan or agreement, which vesting will continue in accordance with its terms following termination of employment until fully vested;

(v)	provision of eighteen (18) months of Executive’s then current medical and dental benefits, or the cash equivalent payment thereof, as set forth in Section 1.04.1;

(vi)	provision of eighteen (18) months of Executive’s life insurance premiums on any policy of life insurance issued to Executive on Executive’s life for the benefit of a named beneficiary, as set forth in Section 1.04.1; and

(vii)	vesting of any unvested Annual Integration Bonus on the dates specified in Section 1.03.4.
     3.06. No Severance Payable. Notwithstanding any contrary provision herein, no Severance Benefits or Limited Severance Benefits (as defined below) shall be payable (except as otherwise specifically provided in Sections 2.01, 2.02 and 2.03) if:
          3.06.1. Executive voluntarily resigns from his position for any reason other than for Good Reason in accordance with Section 2.06;

          3.06.2. Executive’s employment is terminated for reasons described in Section 2.01 (“Disability”), Section 2.02 (“Retirement”), or Section 2.03 (“Death”);
          3.06.3. Executive violates the applicable provisions of Sections 4.02, 4.03, 4.04 and 4.05 in any material respect after the date of termination of Executive’s employment under this Agreement. If Executive violates the applicable provisions of Sections 4.02, 4.03, 4.04 and 4.05 in any material respect after any Severance Benefits or Limited Severance Benefits have been paid, no further payments will be due to Executive and Executive shall be required to reimburse UAIGI for any and all such payments previously made; or
          3.06.4. Executive’s employment is terminated for Cause, other than under Section 2.04(i).
     3.07. Limited Severance Benefits. If Executive’s employment is terminated for Cause under Section 2.04(i), Executive shall be entitled to receive eighteen (18) months of Executive’s then current Annual Salary and medical and dental benefits (such salary and benefits, “Limited Severance Benefits”) in lieu of any Severance Benefits listed in Section 3.05.
     3.08. Preservation of Vested Equity Awards. Upon Executive’s termination of employment for any reason hereunder, Executive shall (i) retain all restricted stock awards and options that were vested as of such termination date; and (ii) have (or his estate or legal representative shall have) thirty (30) days from the date of such termination to exercise such options, subject to the length of the remainder of the applicable option term); provided that such time period may be extended by provisions in the underlying award or plan or under any Company policy or applicable securities laws.
     3.09. Damage Limitation. Executive understands and agrees that he is entitled exclusively to the compensation and benefits as stated in Article II and Article III (as applicable) in the event of a termination and that any claim for damages by Executive arising out of this Agreement and his employment by Employer will be limited exclusively to the compensation and benefits as set forth in Article II and Article III (as applicable) in the event of termination; provided that this Section 3.09 shall not limit Executive’s entitlement, if any, to attorneys’ fees under Section 5.011.
ARTICLE IV
EXECUTIVE’S REPRESENTATIONS AND WARRANTIES
     4.01. Duties. Executive agrees that, in addition to all other obligations commensurate with his employment with UAIGI, he shall devote his full business time, energies and talents to the business of UAIGI and the Company, and comply with each of UAIGI’s and the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all UAIGI employees or senior Executives as adopted by the Board from time to time. Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude Executive from (i) engaging in charitable activities and community affairs, (ii) acting as a member, director or officer of any industry trade association or group, (iii) serving as a trustee, director or advisor to any family companies or trusts, and (iv) managing his personal investments and affairs, provided such activities do not, in the reasonable judgment of the Board, materially interfere with the proper performance of his duties and responsibilities hereunder. Executive also agrees that he will advise the Board of any corporate opportunities and not usurp such opportunities.
     4.02. Non-competition. Executive acknowledges and agrees that the insurance business and operations of the Company are international in scope, and that the Company operates in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement and the equity interests being made available to Executive hereunder, Executive covenants and agrees that during his employment with UAIGI (or its successor or assignee), and for a period of eighteen (18) months following the termination of such employment for any reason (the “Restrictive Period”), Executive shall not (i) engage, whether as owner, manager, operator or otherwise, directly or indirectly, in any property and/or casualty insurance company (or holding company which controls such company) that is based in the United States or does a substantial amount of its business in the United States and that writes more than 15% of its written premium by issuing commercial insurance policies for businesses through a network of wholesale general agents on a binding authority basis; provided however that the restrictions herein shall not prohibit or prevent Executive from acting as an owner, manager, operator or employee of any wholesale general agent, (ii) use any information obtained in the course of Executive’s employment by UAIGI or any of its affiliates for the purpose of notifying individuals of Executive’s willingness to provide services after such termination in competition with the Company or in breach of this Agreement, or (iii) otherwise solicit for competitive purposes any person who is, or at any time during the term of Executive’s employment by UAIGI or its affiliates, was, a customer of the Company or its affiliates; provided that Executive shall not be subject to the above restrictions if UAIGI fails to pay (i) Severance Benefits due to Executive, if any, pursuant to Section 3.01 (other than as provided for under Section 3.06.3). Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 4.02. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court.
     4.03. Executive Non-solicitation. Executive covenants and agrees that during the Restrictive Period, Executive shall not solicit or induce, or attempt to solicit or induce, any employee of the Company or its affiliates, other than any administrative assistant, to terminate such employment for any reason whatsoever or hire any employee of the Company or its affiliates, other than any administrative assistant.
     4.04. Non-Disclosure. Executive shall not, during or after his employment with UAIGI or its affiliates, (i) disclose, in whole or in part, any Company Confidential Information, as hereinafter defined, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company or required by law, order of any court or court process, or (ii) use any Company Confidential Information for Executive’s own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company; except in the proper performance of Executive’s duties as instructed by UAIGI, the Company and/or the Board.

          4.04.1. Confidential Information. For purposes of this Agreement, “Company Confidential Information” shall mean the knowledge and information acquired by Executive concerning the Company’s confidential and proprietary information regarding its business plans, software, formatting, programs, client prospects, client lists, supplier and vendor information, client contacts, client information and data, marketing plans, data processing systems and information contained therein, products, proposals to clients and potential clients, account reports, plans, studies, price lists, financial statements and records, files and other trade secrets, know-how, or other private, confidential or proprietary information of or about the Company which is not already available to the public or known generally in the industry. Company Confidential Information shall not include (x) information in the public domain or generally known in the industry (unless Executive is responsible, directly or indirectly, for such Company Confidential Information entering the public domain or becoming known in the industry without the Company’s consent), (y) information and know-how derived or known by Executive from experience in the industry generally and not specific to Company, and (z) information disclosed by the Company to third parties without any duty or obligation of confidentiality or non-disclosure.
     4.05. Inventions. Executive shall disclose promptly in writing to the Company, all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by Executive during employment with UAIGI (or its affiliates), or within six months after termination of Executive’s employment, if based on or related to proprietary information of the Company or its affiliates known by Executive, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company.
          4.05.1. Assignment of Invention. Executive agrees that in connection with any invention covered by Section 4.05, Executive shall, on request of the Company, promptly execute a specific assignment of title to the Company or its affiliates and do anything else reasonably necessary to enable the Company or its affiliates to secure a patent therefor in the United States and foreign countries.
          4.05.2. Work For Hire. If UAIGI deems such execution to be necessary, Executive shall execute and deliver UAIGI’s standard “work for hire” agreement regarding ownership by UAIGI of all rights in its confidential and business materials. A copy of such “work for hire” agreement is attached hereto as Exhibit C.
     4.06. Duty to Cooperate after Termination. In the event of Executive’s termination of employment during the twelve (12) month period immediately following the Effective Date, Executive agrees to be available to UAIGI and the Company from time to time to answer questions or provide information relating to Company matters that he worked on during his employment at UAIGI or its affiliates. The Company shall make reasonable efforts to minimize any burden placed on Executive by reason of the provisions of this Section 4.06, and shall not unreasonably interfere in Executive’s obligations to any subsequent employer. In the event that Executive would reasonably be required to incur any cost or expense to communicate with the Company or travel to any location requested by the Company, UAIGI shall advance any such travel or other costs reasonably incurred by Executive to comply with and perform his obligations under this Section 4.06.

     4.07. Review by Counsel. Executive represents and warrants that he has been provided a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify from counsel that the terms and provisions of this Agreement are reasonable and enforceable.
     4.08. Acknowledgment. Executive acknowledges and agrees that the terms of this Article IV: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on Executive; and (iv) are not injurious to the public. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Article IV will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall (at its election and notwithstanding Section 5.011 hereof) be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.
ARTICLE V
GENERAL PROVISIONS
     5.01. Authorization to Modify Restrictions. The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable, or impair, the remainder of this Agreement. If any provision will be found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.
     5.02. No Waiver. The failure of either UAIGI or Executive to insist upon the performance of any term in this Agreement, or the waiver of any breach of any such term, shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance or waiver had occurred.
     5.03. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement between Executive and UAIGI (or any of its predecessors or affiliates), including without limitation the Prior Agreement (except as explicitly provided herein). This Agreement may be amended only by a writing signed by each of the parties. This Agreement may be assigned by UAIGI, provided that UAIGI complies with the provisions of Section 5.09. This Agreement may not be assigned by Executive.
     5.04. Governing Law. This Agreement will be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania.

     5.05. Consent to Jurisdiction. Executive hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court with jurisdiction in any action or proceeding seeking to enforce or interpret this Agreement.
     5.06. Service of Process. Executive irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court with jurisdiction by the mailing by certified or registered mail of copies of such process to Executive at his address as set forth on the signature page of this Agreement.
     5.07. Venue. Executive irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court and any objection on the ground that any such action or proceeding in either of such courts has been brought in an inconvenient forum. Nothing in this Section 5.07 will affect the right of the Company or UAIGI to bring any action or proceeding against Executive or his property in the courts of other jurisdictions.
     5.08. Agreement Binding. The obligations of Executive under this Agreement will continue after the termination of his employment with UAIGI for any reason, to the extent provided herein, and will be binding on his heirs, executors, legal representatives, and assigns.
     5.09. Successor Corporation. UAIGI shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation, assignment or otherwise) to all or substantially all of the business and/or assets of UAIGI, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against UAIGI in accordance with the terms hereof, and to become jointly and severally obligated with UAIGI to perform this Agreement in the same manner and to the same extent that UAIGI would be required to perform if no such succession or successions had taken place. Failure of UAIGI to obtain such agreement prior to the effectiveness of any such succession, and to the extent that Executive resigns as a result thereof, shall entitle Executive to all Severance Benefits referenced in Section 3.05. As used in this Agreement, UAIGI shall mean UAIGI as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.
     5.010. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and will not affect the construction or interpretation of any of its provisions.
     5.011. Arbitration. In the event that any disagreement or dispute whatsoever shall arise between Executive and the Company or its affiliates concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorney’s fees, and there shall be no award of attorney’s fees); provided that UAIGI shall bear the cost of any arbitrator selected by the parties (unless such arbitrator shall determine that Executive has commenced a frivolous action, in which case arbitrator fees shall be split between the parties), except in the case of an appeal, in which case the appealing party shall bear the costs of the appeal. To the extent that Executive is the prevailing party in any final judgment by the arbitrator on any case commenced in arbitration by Executive, UAIGI shall pay or reimburse Executive for all reasonable attorneys’ fees incurred by Executive in such matter. Nothing herein shall prevent the Company or UAIGI from seeking injunctive relief as provided for in Article IV of this Agreement. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.
     5.012. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Joseph Morris 1324 Cinnamon Drive Fort Washington, PA 19034

If to UAIGI:	Board of Directors United America Indemnity Group, Inc. 3 Bala Plaza East, Suite 300 Bala Cynwyd, PA 19004 Attn: General Counsel

With a copy to:	Board of Directors United America Indemnity, Ltd. Walker House 87 Mary Street P.O. Box 908GT George Town Grand Cayman Cayman Islands Attn: General Counsel
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     5.013. Condition of Effectiveness. Delivery by Executive of an executed resignation letter with respect to his prior employment at PNG, the form of which is attached hereto as Exhibit D, shall be a condition precedent for the effectiveness and enforceability of this Agreement.
     5.014. Employee Manuals and Handbooks. Executive acknowledges that from time to time the UAIGI or its affiliates may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company shall be expected to comply fully with the policies and procedures provided for therein, to the extent not inconsistent with the provisions of this Agreement. No policies, procedures or statements of any nature by or on behalf of UAIGI (whether written or oral, and whether or not contained in any employee manual or handbook, as the same may exist from time to time, or personnel policy manual), and no acts or practices of any nature, shall be construed to modify the terms of this Agreement.
     5.015. Insurance and Indemnity. UAIGI shall, to the fullest extent permitted by law and its by-laws and charter, defend and indemnify Executive. UAIGI shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy to be maintained for the Company’s directors and officers. UAIGI shall continue to maintain directors and officers liability insurance for the benefit of Executive during the term of this Agreement and for at least six (6) years following the termination of Executive’s employment with UAIGI, provided that such insurance is available on commercially reasonable terms. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with UAIGI or with any affiliated company. Such obligations shall be binding upon UAIGI’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.
     5.016. Compliance with Section 409A. The parties have attempted in good faith to structure this Agreement to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance relating thereto (“Section 409A”). Therefore, notwithstanding any other provisions hereof, this Agreement shall be administered in good faith compliance with Section 409A, and accordingly any payment or vesting in Severance Benefits hereunder may be subject to a six-month delay as required by Section 409A, as determined by UAIGI in good faith. Furthermore, this Agreement may be amended (after consulting with Executive) to the extent reasonably necessary or desirable to comply with Section 409A in light of further guidance, legislation or new understandings or interpretations of that law.
     EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of 15th day of February, 2006.

EXECUTIVE UNITED	AMERICA INDEMNITY GROUP, INC.

/s/ Joseph Morris	By:	/s/ Kevin L. Tate

Joseph Morris		Kevin L. Tate
Chief Financial Officer

EXHIBIT A
STOCK OWNERSHIP GUIDELINES
A-1. Beginning on March 31, 2007, Executives who hold the position of Vice President with the Company or its affiliates, shall own Shares equal in value to one-half times Executive’s then current annual base salary.
A-2. Executives who hold the position of Assistant Vice President with the Company or its affiliates or any position that is similar or less prestigious in stature shall not be subject to this Exhibit A.
A-3. For all other Executives of the Company or its affiliates:
     (1) As of the Effective Date, Executive shall own Shares equal in value to one (1) times Executive’s then current annual base salary.
     (2) By March 31, 2007, Executive shall own Shares equal in value to two (2) times Executive’s then current annual base salary.

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EXHIBIT B
POST-EMPLOYMENT RELEASE
     R-1. Pursuant to the executive employment agreement made as of February 15, 2006 between Joseph F. Morris (“Executive”) and United America Indemnity Group, Inc. (“UAIGI”), as such agreement may be amended from time to time (the “Employment Agreement”), Executive on behalf of himself and his affiliates, heirs, executors and successors, hereby remises, releases and forever discharges, and by these present does release and forever discharge UAIGI and its subsidiaries, parents, affiliates and their respective heirs, divisions, parents, affiliates and related entities, including without limitation, United America Indemnity, Ltd. (“UAI”), Fox Paine & Company, LLC (“Fox Paine”), Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and each of their past and present directors, members, managers, officers, employees, divisions and successors (including, without limitation, Saul A. Fox, W. Dexter Paine, III, Troy W. Thacker and Justin Reyna) (for purposes of this Release, collectively, the “Company”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses) (all hereinafter referred to as “Claims”), known or unknown, arising through the date of this Release with respect to any matter whatsoever, including without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, Executive’s employment with the Company, Executive’s rights as a shareholder of UAI in a derivative action, or any claim to compensation or benefits from Executive’s employment with the Company, including any Claims, under local, state, or federal law based on:
(i)     claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability including without limitation, any claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Pennsylvania Human Relations Act, Pennsylvania Human Relations Commission rules, including, without limitation, the Handicap Discrimination rules, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Whistleblower Law, the Pennsylvania Labor Relations Act, and the Pennsylvania Worker and Community Right to Know Act, each as amended;
(ii)	infliction of any tort (including wrongful discharge);

(iii)	breach of contract, whether actual or implied, written or oral; and

(iv)	any violation of any pension or welfare plans or any other benefit plan or arrangement (including without limitation, ERISA);
provided that the foregoing release shall not apply to claims by Executive to enforce the Agreement with respect to any obligations which survive the termination of Executive’s

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employment (e.g., any severance payments to which Executive may be entitled), claims for Executive’s vested benefits under any pension or welfare plan maintained by the Company or its affiliates, claims with respect to Executive’s rights with respect to outstanding equity awards or incentives held by Executive, any right Executive may have to receive unemployment compensation and Executive’s right to be indemnified by the Company pursuant to charter, certificate, by-laws or other constituent documents of the Company, or under any insurance maintained by or for the benefit of the Company (and/or its predecessor), for any liability, cost or expense for which Executive would have been indemnified for actions taken by Executive on behalf of the Company prior to the date of this Release.
     R-2. Executive further represents that Executive has not, at any time up to and including the date Executive executed this Release, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature against the Company relating to the matters released above and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released above. Notwithstanding the foregoing, Executive understands and confirms that Executive is entering into this Release (with its covenant not to sue and waiver and release) voluntarily and knowingly, and the foregoing covenant not to sue shall not affect Executive’s right to claim otherwise with respect to Executive’s rights under ADEA.
     R-3. Executive agrees that in the event of a breach by Executive or Executive’s heirs or executors of this Release, and in addition to any other rights or remedies the Company may have hereunder or otherwise: (i) the Company will be irreparably damaged and will have no adequate remedy at law, and will be entitled to request an injunction restraining any further breach of this Release; and (ii) the Company will be indemnified and held harmless from and against any and all damages or losses incurred by the Company (including reasonable attorneys’ fees and expenses) as a result of such breach; and (iii) the Company may offset against any amounts otherwise owed Executive damages or losses incurred as a result of a breach of this Release. Executive further agrees that this Release may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Release that is or may be instituted, prosecuted or maintained by Executive or Executive’s heirs or executors.
     R-4. In full and complete settlement of any claims that the Company may have against Executive, other than the fulfillment of Executive’s obligations hereunder and Executive’s surviving obligations under the Employment Agreement, including, without limitation, Executive’s obligations under Article IV of the Employment Agreement, and in consideration of the undertakings of Executive, the Company does hereby remise, release, and forever discharge Executive and Executive’s heirs and executors, of and from any and all manner of actions and causes of actions, suits, debts, liabilities, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act or fraud, embezzlement, or dishonest conduct) matter, cause or thing within the scope of Executive’s employment by the Company from the beginning of Executive’s employment with the Company and its affiliates to the date of this Release; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Executive within the scope of Executive’s employment

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relationship and the termination of that employment relationship with the Company and its affiliates.
     R-5. Executive understands that any payments and benefits provided to Executive under the terms of this Release and/or the Employment Agreement do not constitute an admission by the Company or any affiliate that they have violated any law or legal obligation with respect to Executive’s employment or its termination and, similarly, the Company understands that nothing in this Release is intended to or constitutes an admission by Executive that Executive has violated any law or legal obligation, including any law or legal obligation with respect to Executive’s employment or its termination.
     R-6. Executive agrees that Executive will not at any time disparage or encourage or induce others to disparage the Company or call into question the business operations, status or reputation of the Company. For the purposes of this paragraph R-6, the term “disparage” includes, without limitation, comments or statements to the press and/or media or any individual or entity with whom the Company has a business relationship that may adversely affect in any manner (a) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (b) the business reputation of the Company or the quality, standing or character of any of the Company’s products or services. Similarly, the members of the Company’s “Designated Group” (as defined below) agrees that they will not at any time disparage or encourage or induce others to disparage Executive or call into question Executive’s status or reputation. For purposes of this Release, “Designated Group” shall mean the representatives of Fox Paine who were specifically listed in paragraph R-1, the directors of UAI, and each member of the senior management team of UAIGI and UAI with the title of senior vice-president or above as of the date of this Release, to the extent actively employed or in active service as a member or director by such entities following the date hereof.
     R-7. Executive has reviewed the terms of this Release and confirms that Executive has had the opportunity to confer with an attorney of Executive’s own choosing with respect to the terms of this Release. Executive acknowledges that Executive was advised that Executive could take up to twenty-one (21) days from the date this Release was given to Executive to review this Release and decide whether Executive would enter into this Release. To the extent that Executive has elected to enter into this Release prior to such time, Executive has done so voluntarily, and has knowingly waived such twenty-one (21) day review period. Executive may revoke Executive’s assent to the terms of this Release for a period of seven (7) calendar days after its execution (the “Revocation Period”), by hand or Federal Express delivery of a written notice of revocation prior to 5:00 p.m. EST on the last day comprising the Revocation Period to the Company. This Release shall become irrevocable automatically upon the expiration of the Revocation Period if Executive does not revoke it in the aforesaid manner.
IN WITNESS WHEREOF, THIS RELEASE IS EXECUTED AS OF ___, 20_.

UNITED AMERICA INDEMNITY GROUP, INC.

Joseph Morris	By:

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EXHIBIT C
WORK FOR HIRE AGREEMENT
As a condition of my employment with United America Indemnity Group, Inc. and its affiliates, successors or assigns (collectively, “UAIGI”), and in consideration of my employment with UAIGI and my receipt of the compensation and benefits now and hereafter provided to me by UAIGI, I agree to the following:
1. Inventions
     (a) Assignment of Inventions. I shall disclose to UAIGI, and hereby sell, transfer and assign to UAIGI, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, and other intellectual property which I have or may solely or jointly conceive or develop or reduce to practice during the period of time I have been and shall remain in the employ of UAIGI (collectively referred to as “Inventions”), except as provided in Section 1(c) below. All original works of authorship which have been or are made by me within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire” and UAIGI or its designee shall own all rights therein. Any Invention relating to the business of UAIGI and its affiliates that is developed or disclosed by me within six months following the termination of my employment with UAIGI shall be deemed to fall within the provisions of this Section 1(a) unless proved to have been first conceived and made following such termination.
     (b) Patent and Copyright Registrations. I shall assist UAIGI or its designee, at UAIGI’s expense, in every proper way to secure UAIGI’s or its designee’s rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If UAIGI is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to UAIGI as above, then I hereby irrevocably designate and appoint UAIGI and its duly authorized officers and agents as my agent and attorney in fact, to do all lawfully permitted acts to protect Inventions with the same legal force and effect as if executed by me.
     (c) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to UAIGI do not apply to any Inventions made by me prior to my employment with UAIGI and that is not used with my permission by UAIGI or any of its designees. I also shall retain ownership of any Inventions made by me while employed by UAIGI if such Inventions are made without use of any UAIGI equipment, supplies, facilities or trade secret information and are developed entirely on my own time and (a) do not relate (1) to the business of UAIGI or (2) to UAIGI’s actual or demonstrably anticipated research or development, or (b) do not result from any work performed by me for UAIGI or its clients.

     2. Representations. I agree to execute or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by UAIGI. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.
     3. Injunctive Relief and Other Remedies. I acknowledge and agree that my failure to comply with any of the terms of this Agreement shall irreparably harm the business of UAIGI and that UAIGI shall not have an adequate remedy at law in the event of such non-compliance. I further acknowledge and agree that, notwithstanding any arbitration provision in any agreement that I may otherwise have with UAIGI, UAIGI shall be entitled to obtain a court order preventing me from committing, threatening, or continuing any acts of material non-compliance with this Agreement. All of UAIGI’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.
     4. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, UAIGI and me, and our respective successors and assigns. UAIGI shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets or otherwise.
     5. Entire Agreement. This Agreement is the complete agreement between the parties concerning the subject matter hereof and supersedes any prior such agreements. This Agreement may not be amended or in any way modified except in writing signed by both parties.
     6. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions shall continue in full force and effect.
     7. Governing Law; Consent to Jurisdiction. I hereby expressly agree that the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Pennsylvania without regard to its conflicts of law principles.
     8. Effect of Waiver. No waiver by UAIGI of any breach by me of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.
Effective Date: February 15, 2006

Name:

EXHIBIT D
RESIGNATION LETTER
As of February 15, 2006
Board of Directors
Penn-America Group, Inc.
c/o Saul Fox
Dear Saul:
Reference is made to the executive employment agreement between Penn-America Group, Inc. and its insurance subsidiaries (“PNG”) and me dated as of October 14, 2004 (the “PNG Agreement”) and to the executive employment agreement between United America Indemnity Group, Inc. (“UAIGI”) and me dated as of February 15, 2006 (the “UAIGI Agreement”).
Effective as of the date hereof, and in connection with my acceptance of the positions of President of UAIGI and United America Indemnity, Ltd. (“UAI”), I hereby resign my positions as Chief Executive Officer and President of Penn-America Group, Inc. and consent to the termination of the PNG Agreement. Such resignation is not for “Good Reason” (as such term is defined under the PNG Agreement) nor does my agreement to be assigned to the positions of President of UAIGI and UAI pursuant to the UAIGI Agreement constitute Good Reason under the PNG Agreement.
Sincerely,
Joseph F. Morris